Exhibit 99.1

Press Release

Release Date:	July 20, 2020	Contact:	Jack E. Rothkopf
	At 4:30 p.m. EST		Chief Financial Officer (215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES THIRD QUARTER FISCAL 2020 RESULTS

Philadelphia, Pennsylvania (July 20, 2020) – Prudential Bancorp, Inc. (the “Company”) (Nasdaq:PBIP), the holding company for Prudential Bank (the “Bank”), reported net income of $3.6 million, or $0.44 per basic and diluted share, for the quarter ended June 30, 2020 as compared to $2.6 million, or $0.30 per basic share and $0.29 per diluted share, for the same quarter in fiscal 2019.  For the nine months ended June 30, 2020, the Company reported net income of $9.0 million, or $1.04 per basic share and $1.03 per diluted share as compared to $6.9 million, or $0.79 per basic and $0.78 per diluted share, for the same period in fiscal 2019.

Dennis Pollack, President and CEO, commented, “We are pleased to be able to report record quarterly earnings, despite the economic challenges created by the ongoing COVID-19 pandemic.  To help the most vulnerable among us, we have continued to make contributions to various food banks in the areas we serve.  In addition,  to assist our customers through these unprecedented times, we have waived overdraft fees, accommodated certain requests for loan payment extensions and participated in the SBA’s Paycheck Protection Program enacted as part of the  CARES Act stimulus legislation.  We are working closely with both residential and commercial borrowers to help them meet the unexpected financial challenges stemming from the COVID-19 pandemic and will continue to do so. However, in light of the economic challenges facing our customers, we substantially increased our provision for loan losses.” Mr. Pollack continued, “Our continued strong capital and liquidity enable us to help our customers at this time when they most need our assistance. We are continuing to closely monitor the rapidly challenging environment surrounding the COVID-19 pandemic but remain confident in our long-term strength and stability and our ability to weather the storm of this crisis. I also want to thank our dedicated staff who went the extra mile to help our customers and community during these challenging times, including the numerous hours our staff spent processing Paycheck Protection Program loan applications in order to help many small businesses.”

Highlights for the Three and Nine Months Ended June 30, 2020

•	Record levels of net income for both the three and nine months ended June, 30, 2020.
•	Dividends for the nine months ended June 30, 2020 amounted to $0.64 per share as compared to $0.60 per share for the comparable period in fiscal 2019.
•
Our efficiency ratio improved significantly during the three and nine months ended June 30, 2020, improving to 44.1% and 50.5% for the three and nine months ended June 30, 2020 as compared to 56.6% and 59.7% for the same period in fiscal 2019.

•	The Company repurchased 786,866 shares at an average cost of $12.81, well below the Company’s book value per share.

•	The Company’s tangible book value per share (non-GAAP) was $14.95 per share at June 30, 2020 as compared to $14.42 at June 30, 2019.
•
The Company announced a new stock repurchase program to repurchase up to 5% of its outstanding shares of common stock over a one-year period or such longer period of time as may be necessary to complete such repurchases.

•	The Company originated 63 Paycheck Protection Program loans totaling approximately $5.1 million.
•
Based on management’s evaluation and taking into account the estimated effects of the COVID-19 pandemic, provisions for loan losses totaling $750,000 and $1.4 million for the three and nine months ended June 30, 2020 were established.

•	The allowance for loan losses increased to $6.7 million or 1.1% of total loans as of June 30, 2020 as compared to $5.4 million or 0.9% of total loans as of September 30, 2019

Net Interest Income:

For the three months ended June 30, 2020, net interest income decreased to $5.3 million as compared to $6.2 million for the same period in fiscal 2019. The decrease reflected the effects of a $1.4 million, or 13.1%, decrease in interest income partially offset by a decrease of $572,000, or 11.3%, in interest paid on deposits and borrowings.  Net interest income continued to reflect the effects of margin compression. The weighted average yield on interest-earning assets decreased by 66 basis points, to 3.38% for the quarter ended June 30, 2020 from the comparable period in 2019 due to the decline in market yields of interest, in particular as a result of the Federal Reserve’s Open Market Committee’s action to reduce the Federal Funds Rate.  The weighted average rate paid on interest-bearing liabilities decreased from 1.98% to 1.73% as we continued our efforts to reduce the Company’s use of brokered deposits which are generally a more expensive finding source.

With the recent unexpected significant decline in the Wall Street Journal Prime Rate (“WSJ Prime”), a significant portion of the Company’s commercial real estate and construction loan portfolio experienced downward adjustments in the interest rates borne by such loans.

For the nine months ended June 30, 2020, net interest income was $17.4 million as compared to $18.6 million for the same period in fiscal 2019. The decrease primarily was due to an increase of $1.3 million, or 10.0%, in interest paid on deposits and borrowings. Partially offsetting the increase in interest expense was an increase in interest income of $219,000, or 0.7%.  The weighted average yield on interest-earning assets decreased by 30 basis points, to 3.59%, for the nine months ended June 30, 2020 from the comparable period in 2019 due to a reduction in market yields of interest which created downward pressure on our yields on all interest-earning asset categories.  The increase in interest expense was due to a $94.5 million increase in the average balance of interest-bearing liabilities to fund growth during the period.  The weighted average cost of borrowings and deposits remained unchanged at 1.88% for both the nine month periods ended June 30, 2020 and 2019.

For the three and nine months ended June 30, 2020, the net interest margin was 1.83% and 1.92%, respectively, compared to 2.23% and 2.26% for the same periods in fiscal 2019, respectively. The margin compression experienced in the 2020 periods in large part reflected the more rapid decline in asset yields as compared to declines in liability costs as a result of the declining interest rate environment. As part of the Company’s strategic lending initiatives, the Company has increased its involvement in commercial real estate and construction lending. The yields on such loans are typically tied to the WSJ Prime and adjust rapidly with changes in the WSJ Prime. As a result of the implementation of the Company’s strategic lending initiatives, its interest-earning assets are more rate sensitive than its interest-bearing liabilities and as a result, adjust more rapidly to changes in interest rates than its interest-bearing liabilities.

Non-Interest Income:

Non-interest income amounted to $3.8 million and $7.3 million for the three and nine month periods ended June 30, 2020, respectively, compared to $1.2 million and $2.1 million, respectively, for the comparable periods in fiscal 2019. The increase experienced in both of the 2020 periods was primarily attributable to the gain on sale of $60.1 million and $139.3 million of investment securities during the three and nine months ended June 30, 2020, respectively, resulting in gains of $3.3 million and $6.0 million for the three and nine month periods ended June 30, 2020, respectively. These increases were offset by decreases in swap income in the 2020 periods as compared to 2019.  The investment sales were consummated in order to recognize gains in the portfolio in order to take advantage of the historically low interest rate environment which has resulted in significant appreciation in the fair value of such investments.

Non-Interest Expenses:

For the three month period ended June 30, 2020, non-interest expense decreased $194,000 or 4.6%, compared to the same period in the prior fiscal year. The largest component of the decrease in the three months ended June 30, 2020 was attributable to a decrease in deposit insurance as a result of decreased exposure to brokered deposits.  For the nine month period ended June 30, 2020, non-interest expense increased $149,000, or 1.2%, compared to the same period in the prior fiscal year. The increase was due in part to the hiring of additional personnel in our lending operations to support our expanded lending activities.  Partially offsetting this increase for the nine month period ended June 30, 2020 was a decrease in occupancy and advertising expense as the Company maintained its focus on the continued implementation of operating efficiencies. The continued improvement of the Company’s efficiency ratio reflects the success of management’s efforts.  The efficiency ratio for the nine months ended June 30, 2020 improved to 50.5% from 59.7% for the same period in fiscal 2019. Likewise, for the three months ended June 30, 2020, the efficiency ratio improved to 44.1% as compared to 56.6% for the same period in 2019.

Income Taxes:

For the three month and nine-month periods ended June 30, 2020, the Company recorded tax expense of $701,000 and $1.8 million, respectively, compared to $582,000 and $1.4 million for the same periods in fiscal 2019.  The increase in the three and nine month periods was commensurate with the increase in pre-tax income.

Balance Sheet:

The Company had total assets of $1.2 billion at June 30, 2020 compared to $1.3 billion at September 30, 2019.  At June 30, 2020, the investment portfolio decreased by $114.4 million to $467.1 million as compared to $581.5 million at September 30, 2019 primarily as a result of investment securities sales, calls and paydowns of amortizing mortgage-backed securities.  Net loans receivable decreased slightly by $1.1 million to $584.4 million at June 30, 2020 from $585.5 million at September 30, 2019 both due to the continued intense competition for quality loans as well as to the sale of a $14.0 million package of long-term, fixed-rate mortgage loans undertaken to address the Company’s interest-rate margin compression.

Total liabilities were $1.1 billion at both June 30, 2020 and September 30, 2019, although deposits and FHLB borrowings decreased modestly as the Company has been allowing higher costing certificates of deposit and FHLB borrowings to run-off as they mature in order to reduce its cost of funds.

Total stockholders’ equity decreased by $11.4 million to $128.2 million at June 30, 2020 from $139.6 million at September 30, 2019. The decrease was primarily due to treasury stock purchases, net of stock plan activity of $9.3 million.  For the nine months ended June 30, 2020, the Company repurchased 786,866 shares at an average cost of $12.81, which is well below book value per share.  Also contributing to the decrease were dividend payments totaling $5.6 million and an aggregate $5.2 million decrease in the fair market value of interest rate swaps and available for sale securities.  The decrease in the fair value of the interest rate swaps was due to the large decrease in market rates of interest during the second and third quarters of fiscal 2020.  These decreases were partially offset by net income of $9.0 million for the nine months ended June 30, 2020.

Asset Quality:

At June 30, 2020, the Company’s non-performing assets totaled $14.1 million or 1.2% of total assets as compared to $14.3 million or 1.1% of total assets at September 30, 2019. Non-performing assets at June 30, 2020 included five construction loans aggregating $8.7 million, 28 one-to-four family residential loans aggregating $3.5 million, four commercial real estate loans aggregating $1.4 million and one consumer loan aggregating $49,000. Non-performing assets at June 30, 2020 also included real estate owned consisting of two single-family residential properties with an aggregate carrying value of $406,000. At June 30, 2020, the Company had four loans totaling $5.3 million that were classified as troubled debt restructurings (“TDRs”). One TDR is on non-accrual and consists of a $420,000 loan secured by a single-family residential property and is performing in accordance with the restructured terms. The three remaining TDRs totaling $4.9 million are also classified as non-accrual and are part of a lending relationship totaling $10.5 million (after taking into account the previously disclosed $1.9 million write-down recognized during the quarter ending March 31, 2017 related to this borrowing relationship). The primary project of the borrower (the development of a 169-unit townhouse project in Bristol Borough, Pennsylvania) is the subject of litigation between the Bank and the borrower. As previously disclosed, subsequent to the commencement of the litigation, the borrower filed for bankruptcy under Chapter 11 (Reorganization) of the federal bankruptcy code in June 2017. The Bank has moved the underlying litigation noted above with the borrower and the Bank from state court to the federal bankruptcy court in which the bankruptcy proceeding is being heard. The state litigation is stayed pending the resolution of the bankruptcy proceedings. Four units have been sold in the project and a portion of the proceeds have been applied against the outstanding debt. Due to the COVID-19 pandemic and the shelter-in-place order in place much of the third quarter of fiscal 2020, sales activities at the project were substantially curtailed. In addition, there are agreements of sale in place for four additional units.

The Company recorded provisions for loan losses of $750,000 and $1.4 million, respectively, for the three and nine months ended June 30, 2020, compared to no provisions for loan losses for the same periods in fiscal 2019, primarily as a precaution due to the continued uncertainty associated with the economic effects of COVID-19 and the potential credit deterioration caused thereby. Although minimal delinquencies have occurred as of June 30, 2020 due to the effects of the COVID-19 pandemic, deferments were granted during the three months ended June 30, 2020 with respect to commercial real estate and residential real estate loans aggregating $149.7 million.  These deferments were not considered to be TDRs as of June 30, 2020 as all applicable borrowers were current as of December 31, 2019 and the request for the deferments were related to the current economic conditions caused by COVID-19, and not by underlying weaknesses within the respective loans. Notwithstanding the foregoing, the Company believes there is a material risk that credit losses and non-performing assets may increase due to current economic conditions. During the three and nine months ending June 30, 2020, the Company recorded one charge off of $22,000 and four charge offs aggregating $95,000, respectively. During the three and nine months ended June 30, 2020, the Company recorded recoveries aggregating $1,000 and $18,000, respectively.  During the three and nine months ended June 30, 2019, the Company recorded no charge offs and one recovery in the amount of $58,000.

The allowance for loan losses totaled $6.7 million, or 1.1% of total loans and 49.0% of total non-performing loans at June 30, 2020 as compared to $5.4 million, or 0.9% of total loans and 38.7% of total non-performing loans at September 30, 2019. The Company believes that the allowance for loan losses at June 30, 2020 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

COVID-19 Related Information

As noted above, in response to the current situation surrounding the COVID-19 pandemic, the Company is providing assistance to its customers in a variety of ways.   The Company  participated in the Paycheck Protection Program offered under the CARES Act as a Small Business Administration (“SBA”) lender. As of June 30, 2020, we had originated 63 requests for PPP loans totaling approximately $5.1  million. A total of 56 of these loans, or more than 88%, are for loan amounts less than $150,000 and represent a total of $1.9 million. We are working closely with our loan customers to effectively manage our portfolio through the ongoing uncertainty surrounding the duration, impact and government response to the crisis.

The primary method of relief is to allow the borrower to defer their loan payments for three months (and extending the term of the loan accordingly). The CARES Act and regulatory guidelines suspend temporarily the determination of certain loan modifications related to the COVID‑19 pandemic from being treated as TDRs. See “Asset Quality” above”.

While the Company’s banking operations were not restricted by the government stay-at-home orders, The Company took steps to protect its employees and customers by providing for remote working for many employees, enhancing cleaning procedures for the Company’s offices, in particular its branch offices, requiring face masks to be worn by employees and maintaining appropriate  social distancing in our offices.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Bank. Prudential Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as nine additional full-service financial centers, seven of which are in Philadelphia, one in Drexel Hill, Delaware County, and one in Huntingdon Valley, Montgomery County, Pennsylvania.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to the Company. These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company’s filings with the SEC, including the “Risk Factors” section in its most recent Annual Report on Form 10-K for the year ended September 30, 2019, as supplemented by its Form 10-Q for the quarter ended March 31, 2020 and as may be further supplemented by quarterly or other reports subsequently filed with the SEC.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At June 30,	At September 30,
	2020	2019
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$1,187,812	$1,289,434
Cash and cash equivalents	60,020	47,968
Investment and mortgage-backed securities:
Held-to-maturity	25,652	68,635
Available-for-sale	441,461	512,822
Loans receivable, net Goodwill and intangible assets	584,361 6,468	585,456 6,550
Deposits	727,149	745,444
FHLB advances	291,069	376,904
Non-performing loans	13,644	13,936
Non-performing assets	14,050	14,284
Stockholders’ equity	128,239	139,611
Full-service offices	10	10

	At or For the Three Months Ended June 30,		At or For the Nine Months Ended June 30,
	2020	2019	2020	2019
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$9,791	$11,273	$32,628	$32,409
Total interest expense	4,486	5,058	15,192	13,855
Net interest income	5,305	6,215	17,436	18,554
Provision for loan losses	750	-	1,375	-
Net interest income after provision for loan losses	4,555	6,215	16,061	18,554
Total non-interest income	3,762	1,187	7,262	2,109
Total non-interest expense	3,996	4,190	12,477	12,328
Income before income taxes	4,321	3,212	10,846	8,335
Income tax expense	701	582	1,839	1,391
Net income	$3,620	$2,630	$9,007	$6,944
Basic earnings per share	$0.44	$0.30	$1.04	$0.79
Diluted earnings per share	$0.44	$0.29	$1.03	$0.78
Dividends paid per common share	$0.07	$0.50	$0.64	$0.60
Tangible book value per share at end of period(1) Common stock outstanding (shares)	$14.95 8,147,005	$14.42 8,888,847	$14.95 8,147,005	$14.42 8,888,847

Selected Operating Ratios(2):
Average yield on interest- earning assets	3.38%	4.04%	3.59%	3.89%
Average rate paid on interest-bearing liabilities	1.73%	1.98%	1.88%	1.88%
Average interest rate spread (3)	1.65%	2.05%	1.72%	2.06%
Net interest margin (3)	1.83%	2.23%	1.92%	2.26%
Average interest-earning assets to average interest-bearing liabilities	111.55%	109.59%	112.10%	111.69%
Net interest income after provision for loan losses to non-interest expense	113.99%	148.33%	128.72%	150.50%
Total non-interest expense to total average assets	1.31%	1.40%	1.31%	1.43%
Efficiency ratio(4)	44.07%	56.61%	50.52%	59.66%
Return on average assets	1.19%	0.88%	0.85%	0.80%
Return on average equity	8.28%	7.52%	8.46%	6.92%
Average equity to average total assets	11.36%	11.72%	11.17%	11.62%

	At or for the Three Months Ended June 30,		At or for Nine Months Ended June 30,
	2020	2019	2020	2019
Asset Quality Ratios(5)
Non-performing loans as a percentage of loans receivable, net(6)	2.33%	2.26%	2.33%	2.26%
Non-performing assets as a percentage of total assets(6)	1.18%	1.15%	1.18%	1.15%
Allowance for loan losses as a percentage of total loans	1.13%	0.90%	1.13%	0.90%
Allowance for loan losses as a percentage of non-performing loans	49.03%	40.29%	49.03%	40.29%
Net charge-offs (recoveries) to average loans receivable	0.05%	(0.07)%	0.05%	(0.04)%

Capital Ratios(7)
Tier 1 leverage ratio
Company	10.33%	10.90%	10.33%	10.90%
Bank	10.29%	10.73%	10.29%	10.73%
Tier 1 common risk-based capital ratio
Company	17.31%	18.85%	17.31%	18.85%
Bank	17.00%	18.57%	17.00%	18.57%
Tier 1 risk-based capital ratio
Company	17.31%	18.85%	17.31%	18.85%
Bank	17.00%	18.57%	17.00%	18.57%
Total risk-based capital ratio
Company	18.31%	19.71%	18.31%	19.71%
Bank	17.99%	19.43%	17.99%	19.43%
_____________________________________________
(1)	Non-GAAP measure: see reconciliation below.
(2)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(3
Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(6)
Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed-in-lieu of foreclosure. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings (“TDR”) due to being recently restructured. TDRs are initially placed on non-accrual in connection with such restructuring and remain on non-accrual until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status.  It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

(7)	The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company is deemed to be a small bank holding company.

Non-GAAP Measures Disclosure

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, such information is useful to investors. This disclosure should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The following table shows the reconciliation of the Company’s book value and tangible book value (a non-GAAP measure which excludes goodwill and the core deposit intangible resulting from the Polonia Bancorp, Inc. acquisition as of January 1, 2017 from total stockholders’ equity as calculated in accordance with GAAP).

(In Thousands, Except Per Share Amounts)	As of June 30, 2020		As of September 30, 2019
	Book Value	Tangible Book Value	Book Value	Tangible Book Value
Total stockholders’ equity	$128,239	$128,239	$139,611	$139,611
Less intangible assets:
Goodwill	--	6,102	--	6,102
Core deposit intangible	--	366	--	448
Total intangibles	$--	$6,468	$--	$6,550
Adjusted stockholders’ equity	$128,239	$121,771	$139,611	$133,061
Shares of common stock outstanding	8,147,005	8,147,005	8,889,447	8,889,447
Adjusted book value per share	$15.74	$14.95	$15.71	$14.97